Exhibit (a)(1)(D)
CRESCO LABS INC.
600 W. Fulton Street, Suite 800, Chicago, Illinois, 60661
OPTION EXCHANGE – ELECTION FORM
THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 10:59 P.M., CENTRAL TIME, ON WEDNESDAY, SEPTEMBER 17, 2025, UNLESS EXTENDED
Before completing and signing this Election Form, we encourage you to read the documents that make up this tender offer, including (1) the Offer to Exchange Eligible Options for New Awards, dated August 20, 2025 (the “Offer to Exchange”), filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from Cresco Labs Inc. (“Cresco”), describing the terms of the Exchange Offer (together with the related documents filed with and incorporated by reference into the Offer to Exchange, the “Offer Documents”); (2) the email from Cresco on August 20, 2025 announcing the commencement of the Exchange Offer; and (3) this Election Form, including the Agreement to the Terms of Election and Instructions to Election Form attached below. The Exchange Offer is subject to the terms set forth in the Offer Documents, as they may be amended. The Exchange Offer expires at 10:59 p.m., Central Time, on September 17, 2025, unless extended. All capitalized terms used in this Election Form but not defined herein shall have the meanings given in the Offer Documents.
PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW AND ATTACHED TO THIS FORM.
If you wish to participate in the Exchange Offer with respect to an Eligible Option, please check the box next to “Yes, exchange Eligible Option for New RSU(s)” in order to tender such Eligible Option in exchange for the grant of new RSU(s) under the terms of the Exchange Offer. Each Eligible Option you elect to tender for exchange must be tendered in whole. If you check the box next to “No, retain Eligible Option” with respect to an Eligible Option, such Eligible Option will remain outstanding subject to its original terms, and no new RSUs will be granted to you in exchange for such Eligible Option.
If you make no election, or do not return this Election Form before the Expiration Time, you will retain your Eligible Options subject to their original terms, and no New Awards will be granted to you.
If you wish to reject the Exchange Offer and retain all of your Eligible Options, you may check the box next to “No, reject the Exchange Offer and retain all Eligible Options” above the table set forth below.
If you complete your initial election form, you can still modify your election prior to the close of the tender offer period, by submitting a new election form via e-mail (see Tender Offer Election – Manual Change Form for further instructions)
If you would like to participate in the Exchange Offer, please complete and submit this Election Form

You will be asked to acknowledge terms and instructions to this Election Form as part of this process. If you see data that you think to be incorrect, you can contact the equity team at equity@crescolabs.com for clarification or a corrected form.

Employee Name: «Name»
☐ No, reject the Exchange Offer and retain all Eligible Options. If you check this box, you do not need to make any elections in the table below.
For each Eligible Option you would like to exchange under this Exchange Offer you must select the “Yes, exchange Eligible Options for new RSUs” box in the table below

Eligible Options							Election to tender Eligible Option in exchange for new RSUs
Grant Number	Grant Date	Grant Type	Exercise Price	Total Eligible Options	Eligible Vested Options	Eligible Unvested Options	Election Decision
Yes, exchange Eligible Options for new RSU(s) No, retain Eligible Option
Yes, exchange Eligible Options for new RSU(s) No, retain Eligible Option
Yes, exchange Eligible Options for new RSU(s) No, retain Eligible Option
Yes, exchange Eligible Options for new RSU(s) No, retain Eligible Option

Please read and acknowledge the following agreement to the terms of the election:
By completing, initialing, and signing this Election Form, I acknowledge and agree that:
I have received from Cresco the Offer to Exchange Eligible Options for New Awards (the “Offer to Exchange”), including the Summary Term Sheet – Questions and Answers therein, dated August 20, 2025 (together with the related documents filed with and incorporated by reference into the Offer to Exchange, the “Offer Documents”), and upon making an election herein, I agree to all of the terms and conditions of the Offer Documents.
1.By choosing to use this form, I am deciding on how to tender to Cresco the exchange of Eligible Options specified on this Election Form, if applicable, and understand that, upon acceptance, this Election Form will constitute a binding agreement between Cresco and me. I have checked the box(es) corresponding to the Eligible Options that I elect to tender, or not tender, for exchange. I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted, and such options will remain outstanding subject to their original terms following the expiration of the Exchange Offer.
2.If I validly tender an Eligible Option for exchange and such Eligible Option is accepted by Cresco, such Eligible Option will automatically be cancelled by Cresco in exchange for the grant of one or more new RSUs with the applicable new RSU terms described in the Offer Documents.
3.Each RSU granted as part of the Exchange Offer will vest over three years and will be 100% unvested at the time of grant no matter the portion vested from the Eligible Options elected to be exchanged.
4.The vesting schedule of my New RSUs will be as follows:
•One third vesting on September 17, 2026
•One third vesting on September 17, 2027
•One third vesting on September 17, 2028
5.To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I must remain an Eligible Participant and must not have received a notice of termination nor given a notice of resignation with respect to my employment prior to Expiration Time, which is currently scheduled to be 10:59 p.m., Central Time, on Wednesday, September 17, 2025, unless extended. I understand that if my employment with Cresco ceases prior to the Expiration Time, Cresco will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options subject to their original terms and conditions. If I cease providing services to Cresco for any reason before the shares underlying my new RSUs vest, I will forfeit any unvested portion of my new RSUs, subject to the terms of the Cresco Labs Inc. 2018 Long-Term Incentive Plan, as amended.
6.Neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Cresco.
7.This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Expiration Time, as described in the Instructions to Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of 10:59 p.m., Central Time, Wednesday, September 17, 2025, unless the Exchange Offer is extended. Participation in the Exchange Offer is entirely my decision and should be made based on my personal circumstances. Cresco has not authorized any person to make any recommendation on its behalf as to whether or not I should participate in the Exchange Offer.
8.I may receive certain future confirmation letters or other communications from Cresco in connection with the Exchange Offer, including a communication confirming that Cresco has received this Election Form and whether Cresco ultimately accepts or rejects this Election Form.
By my signature below, I acknowledge and agree to the above.

INSTRUCTIONS TO ELECTION FORM
Please read and acknowledge the following agreement to the terms of the election.
DEFINED TERMS. All capitalized terms used in this Election Form but not defined herein have the meanings given in the Offer to Exchange. The use of “Cresco,” “we,” “us” and “our” in this Election Form refers to Cresco Labs Inc.
EXPIRATION TIME. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 10:59 p.m., Central Time, on Wednesday, September 17, 2025, unless the Exchange Offer is extended.
DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, you must complete and submit this Election Form 10:59 p.m., Central Time, on Wednesday, September 17, 2025 (or such later date as may apply if the Exchange Offer is extended).
Your Election Form will be effective only upon receipt by us. You are responsible for making sure that the Election Form is submitted and completed via DocuSign. You must allow for sufficient time to complete this Election Form to ensure that we receive your Election Form on time.
You are not required to tender any of your Eligible Options for exchange, and participation in the Exchange Offer is completely voluntary. If you choose to tender one or more of your Eligible Options for exchange, please check the box on your Election Form corresponding to each Eligible Option that you wish to tender for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you new RSUs.
WITHDRAWAL AND MODIFICATIONS OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 10:59 p.m., Central Time, on Wednesday, September 17, 2025, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.
To withdraw tendered Eligible Options, you must complete the Tender Offer Election – Manual Change Form page 7 of this completed document can be printed, filled out manually and sent via email to equity@crescolabs.com) prior to the Expiration Time.
Withdrawals may not be rescinded unless the withdrawn Eligible Options are properly re-tendered before the Expiration Time by following the procedures described above.

SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable stock option agreement.
6.    REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Offer Documents or this Election Form) should be directed via email to equity@crescolabs.com.
7.    IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Participant before the Expiration Time. No Eligible Options will be accepted for exchange until the Eligible Participant exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the Expiration Time. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.
8.    ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.
IMPORTANT U.S. TAX INFORMATION. You should refer to the Offer to Exchange included in the Offer Documents, which contains important U.S. tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.
I acknowledge and agree to the above.
YOUR SIGNATURE AND SUBMISSION OF THIS ELECTION FORM INDICATES THAT YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS, AS WELL AS THE AGREEMENT TO THE TERMS OF THE ELECTION ATTACHED HERETO.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration time, which is 10:59 p.m., Central Time, on Wednesday, September 17, 2025, unless extended. The last valid election submitted to Cresco prior to the expiration of the Exchange Offer shall be effective and supersede any prior Election Forms you submit.

(Signature)

(Print Name)

(Date)

Tender Offer Election – Manual Change Form
Employee Name:
The following is a secondary copy of the exchange election materials. If you choose to modify your election following your initial DocuSign completion yet prior to the close of the tender period, you can print the following pages and submit your revised form manually to equity@crescolabs.com.
I understand I only need to complete the following pages of the form manually if I choose to revise my tender offer election prior to the close of the tender period. This revised tender election must be received via e-mail by equity@crescolabs.com prior to 10:59 PM CT on September 17, 2025.
<Duplicate of initial form – allowing for completion via pen>